Exhibit 99.b(p)(32)

CODE OF ETHICS

JUPITER
For internal use only.

The Code of Ethics applies to all Employees of Jupiter Fund Management plc. and/or any of its subsidiaries and affiliates (subsidiaries and affiliates being those companies which have Jupiter Fund Management plc. as their ultimate parent company).

Contents

1. Overview	4
1.1. Purpose	4
1.2. Scope	4
1.3. Responsibilities	4
1.4. Accountability	4
1.5. Governance	4

2. Standards of Conduct	5

3. Personal Account Dealing	7
3.1. Introduction	7
3.2. Connected Persons	7
3.3. Reportable Securities	7
3.4. Prohibited Transactions	8
3.5. Cryptoassets	8
3.6. Blackout Periods / De Minimis Trades	8
3.7. Procedure	9
3.8. Trading in Shares of JFM plc.	10
3.9. Initial, Quarterly and Annual Reports	10
3.10. New Securities Accounts	11
3.11. Changes to Securities Accounts	12
3.12. Parental Leave	12

4. Gifts and Hospitality	12
4.1. Introduction	12
4.2. Guidance and Thresholds	12
4.3. US Specific Rules	13
4.4. APAC Specific Rules	13
4.5. The Foreign Corrupt Practices Act	13

5. Outside Business Interests	13
5.1. Introduction	13
5.2. Approval	13

6. Political Contributions	15
6.1. Introduction	15
6.2. Prohibited U.S. Contributions	15
6.3. Permitted Contributions	15

7. Charitable Donations	15

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8. Additional Information	16
8.1. Star Compliance	16
8.2. Relevant Law / Regulation	16
8.3. Non-Compliance - Sanctions/Penalties	16
8.4. Breach Guidance	16
8.5. Internal/External Publication	16

9. Glossary/ Definitions	16

Appendix A - Jupiter Sub-Advised Mutual Funds	18

Appendix B - Gifts & Hospitality Thresholds	19

Appendix C - Iteration Log	20

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1.	Overview

1.1. Purpose

The adoption of a Code of Ethics ("the Code") is a requirement imposed by the U.S. Securities and Exchange Commission ("SEC") on investment management firms registered under the Investment Advisers Act 1940 ("SEC RIAs") registered investment adviser.

The Code sets forth standards of conduct required from Employees of the Jupiter Fund Management Group ("the Group" or "Jupiter") and specifically addresses conflicts of interest that can arise from Employee personal account trading activity. The Code also sets out policy and procedure to deal with conflicts of interest in relation to outside business interests, gifts and entertainment and political contributions.

The Code of Ethics has also been adopted by Jupiter Asset Management Limited (JAM), in the context as a sub-adviser to Investment Companies under Rule 17j-1 of the Investment Company Act of 1940.

1.2. Scope

The Code is applicable to all Employees of the Group and will also be applied where appropriate to contractors engaged either directly by Jupiter or via an agency or personal service company.

All individuals within scope of the Code are hereafter referred to as "Employees".

Where deemed reasonable, exceptions to the Code can be made at the discretion of the CCO.

For the SEC RIAs, all Executive Directors, Officers and Employees are considered "Supervised Persons" and "Access Persons". For the avoidance of doubt, Independent / Non-Executive Directors are not subject to the Code.

1.3. Responsibilities

Employees are provided with a copy of the Code upon joining Jupiter and are required to acknowledge receipt and affirm that they have understood the contents and will abide by the provisions contained within. Employees will similarly be asked to attest to any future amendments to the Code that are considered material.

1.4. Accountability

The Code is administered by the Risk and Compliance Team who are responsible for day-to-day oversight. The Senior Manager accountable for the Code is Veronica Lazenby who is Jupiter's Chief Risk Officer and CCO.

Any amendments to the Code must be approved by the CCO.

Employees should direct questions in relation to the Code to Corporate Risk and Compliance Advisory.

1.5. Governance

The Code is subject to an annual review by Corporate Risk and Compliance Advisory.

1.6 Sub-Advisory Compliance Requirements and Certifications to Investment Companies

As a Sub-Advisor to a 1940 Act Investment Company, Jupiter Asset Management Limited shall adopt written policies and procedures reasonably designed to prevent the investment company from violating federal securities laws, including policies and procedures that provide for the oversight of compliance by each investment adviser and sub-adviser of the Investment Company.

JAM, as a sub-adviser to Investment Companies is required to comply with their existing compliance policies and procedures and be subject to reporting obligations and periodic certifications. As an SEC registered investment adviser, JAM's compliance policies and procedures, including the Code of Ethics are designed to comply with these requirements.

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Additionally, JAM will:

•	provide a copy of the Code of Ethics and changes thereof to the Investment Company's Chief Compliance Officer and the Board of Directors when requested.

•	provide a copy, with reasonable notice, of any material changes to the Code of Ethics; and

•	provide periodic certifications and reports to the Investment Company regarding the Code of Ethics and any violations thereof as requested.

2.	Standards of Conduct

All Employees must act with competence, dignity, integrity, and in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and colleagues. Employees must apply a high degree of skill, competence and care, and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Jupiter's services, and engaging in other professional activities.

Jupiter expects all Employees to adhere to the highest standards with respect to any potential conflicts of interest with clients. As a fiduciary, Jupiter must act in its clients' best interests and neither Jupiter, nor any Employee may benefit at a client's expense. Employees must comply with Jupiter's Conflicts of Interest Policy and notify Corporate Risk and Compliance Advisory promptly about any practice that creates, or has the potential to create, a material conflict of interest.

Improper actions by Jupiter or its Employees could have severe negative consequences for the Group, its clients, as well as its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including those who were not directly involved in the activities in question.

Employees must comply with the following standards of business conduct:

i) The Best Interests of the Client

Employees owe clients a duty of care and must avoid serving Jupiter or their own personal interests ahead of clients. An Employee may not induce or cause a client to take action, or not to take action, for Jupiter's or the Employee's own benefit, rather than for the benefit of the client. Jupiter must make full and fair disclosure of all material facts, particularly where the interests of Jupiter or an Employee may conflict with those of a client.

ii) Do Not Take Advantage

Employees must not usurp investment opportunities that should properly be made available to Jupiter's clients, or otherwise use their knowledge of Jupiter's investment activities to profit on such activities at the expense of clients.

iii) Avoid Inappropriate Relationships

Employees must not engage in the offer or receipt of gifts and hospitality from persons seeking to do business with or solicit investment from Jupiter, that could call into question an Employee's ability to exercise independent judgement in the best interests of Jupiter's clients. Further, Employees must ensure any outside business interest does not conflict with the interests of Jupiter or its clients.

iv) Compliance with Applicable Law

Employees must comply with the spirit and the letter of all applicable laws (including federal securities laws) that apply to Jupiter's business and must cooperate fully with any requests from Corporate Risk and Compliance Advisory. In particular, the Code specifically prohibits the following practices:

employing any device, scheme, or artifice to defraud a fund;

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•	engaging in any transaction, practice, or course of business that operates as a fraud or deceit upon any fund;

•	engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative;

•	making false or misleading statements to clients including prospective or actual investors in a fund or otherwise defraud those investors;

•	"Front-running";

•	"Dumping"

•	"Cherry Picking"

•	misrepresenting pricing methodology and/or deliberately mispricing client holdings;

•	favouring certain clients in which Jupiter has an enhanced financial incentive when allocating investment opportunities; or

•	appropriating investment opportunities for Jupiter, its affiliates or Employees that properly should be made available to its clients.

In addition, Employees must comply in full with Jupiter's Market Abuse Policy which sets out further prohibited behaviour.

Technical compliance with the Code's procedures will not necessarily be a defence to behaviour that indicates an abuse of these governing principles.

For internal use only.

3.	Personal Account Dealing

3.1. Introduction

This section sets out rules designed to safeguard and protect the interests of Jupiter's clients when Employees engage in personal account trading activity. It is incumbent on Employees to ensure that such activity does not create a conflict of interest between Jupiter and its clients.

Whilst Employees are encouraged to make sensible investment and provision for the future, the Group prohibits Employees from engaging in short term trading activity or any other investment activity that could conflict with an individual's day-to-day role at Jupiter.

Employees are strictly prohibited from engaging in any fraudulent or manipulative conduct in respect of personal account trading, including placing, amending or cancelling orders (or encouraging others to do so) when in possession of inside information. Employees that come into possession of inside information, must not disclose that information to others except in the proper course of his/her employment.

3.2. Connected Persons

Jupiter's personal account dealing rules extend to accounts owned and personal trades conducted by, or on behalf of, Employees' spouses, civil partners, dependent children, and any other immediate family members residing with the Employee, and any other account in which the Employee is deemed to be a beneficial owner or directs the trading activity.

3.3. Reportable Securities

i)	Subject to 3.3 (ii), interests in the following are Reportable Securities:

•	Equities (listed and unlisted);

•	Open-end mutual funds managed by Jupiter (including those managed on a sub-advised basis detailed at Appendix A);

•	Investment trusts;

•	Exchange traded funds, exchange traded notes, exchange traded commodities;

•	Closed-end mutual funds;

•	American depositary receipts/ global depositary receipts;

•	Bonds;

•	Private/ unregulated funds;

•	Enterprise Investment Schemes;

•	IPOs and Limited/ Private Offerings.

ii)	Exempt Securities:

•	Open-end mutual funds not managed by Jupiter (e.g. UCITS, NURS, U.S. 1940 Act Funds);

•	Direct obligations issued by the national governments of G7 countries;

•	Cryptocurrency (as per 3.5(i))

•	Bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Money market funds;

•	Interests in 529 college savings plans.

For internal use only.

3.4. Prohibited Transactions

•	Transactions in Reportable Securities where there is an open client order for the same or related security;

•	Transactions in Reportable Securities where the Employee has knowledge that a Fund Manager is likely to raise a client order in the same or related security;

•	Sales in Reportable Securities that have been held by an Employee for less than 30 calendar days;

•	Transactions in any securities that appear on Jupiter's stop list;

•	Transactions in contracts for differences or other derivate products;

•	Short Selling;

•	Entering any financial arrangements designed to offset or reduce any potential gain or loss associated with deferred compensation in Jupiter Fund Management pie. shares and/or units in a Jupiter fund. Financial arrangements include personal hedging strategies, remuneration or liability related contracts of insurance;

•	Transactions in Reportable Securities that fall within a blackout period as detailed at 3.6 below;

•	Transactions in Jupiter funds you have been notified or are otherwise aware are subject to reconstruction or closure.

3.5. Cryptoassets

The regulation of cryptoassets continues to evolve and Employee investments in such assets present many of the same risks as conventional personal trading activity. Whilst Jupiter will continue to monitor regulatory developments, Employees are encouraged to engage with Corporate Risk and Compliance Advisory when considering investments in cryptoassets.

(i)	Cryptocurrencies

Cryptocurrencies are not Reportable Securities. Employees are not required to obtain prior approval for trades in cryptocurrencies and do not need to disclose transactions or holdings in such assets. For example, Bitcoin and Ether are not Reportable Securities. As per 3.5(ii), this exemption does not include participation in Initial Coin Offerings.

(ii)	All other cryptoassets

Prior to trading, Employees must discuss with Corporate Risk and Compliance Advisory, whether proposed transactions in cryptoassets not covered by 3.5(i), are subject to the Code. For the avoidance of doubt, this includes participation in Initial Coin Offerings.

This could also include, but not be limited to, security tokens that provide rights and obligations that are similar to traditional securities like shares or units in a fund.

(iii)	Funds holding cryptoassets

Funds that qualify as Reportable Securities are subject to the Code regardless of whether the underlying holdings are non-reportable (e.g. if the fund holds cryptocurrencies as per by 3.5(i)).

3.6. Blackout Periods / De Minimis Trades

i)	Blackout period

Employees are prohibited from conducting personal account trades in Reportable Securities five business days after a client trade in the same or related security.

ii)	De Minimis Trades

The blackout period referred to in 3.6(i) does not apply in respect of personal account trades that are:

•	of a value of less than or equal to GBP 10,000[1]; and

1 Or equivalent currency

For internal use only.

■   in a company with a market capitalisation of greater than or equal to USD 5 billions;

Employees are prohibited from engaging in more than one De Minims Trade per day in the same Reportable Security.

Employees are reminded that they must not trade for their personal account in a Reportable Security if they are aware that a Fund Manager has raised or intends to raise an order in that security or a related security for a client. Employees are reminded that such behaviour can give rise to allegations of front running/ insider trading and is actively monitored for by the Risk and Compliance Team.

3.7. Procedure

i)	Prior Approval, Confirmation, Contract Notes

Employees must obtain prior approval through Star Compliance for trades in Reportable Securities (see also 3.7 (ii) for Jupiter mutual funds). Approval is granted for three business days. Once executed, the details of the transaction must be confirmed on Star Compliance and a copy of the contract note uploaded within 14 calendar days.

If an Employee decides not to proceed with an approved trade request, he/she must retract the request on Star Compliance.

Employees with a Hargreaves Lansdown account can set up a live feed to Star Compliance so that trade details are automatically confirmed after execution. Employees should inform Corporate Risk and Compliance Advisory if they choose to set up a live feed between Hargreaves Lansdown and Star Compliance so that it can be successfully matched in the system. It is also incumbent on the Employee to terminate the live feed directly with Hargreaves Lansdown upon ceasing employment at Jupiter.

ii)	Prior Approval - Jupiter Mutual Funds

Employees must obtain prior approval through Star Compliance to trade Jupiter mutual funds if they are involved in the management of the fund. Approval is granted for three business days. Once executed, the details of the transaction must be confirmed on Star Compliance and a copy of the contract note uploaded within 14 calendar days.

All other Employees are exempt from the prior approval requirement in respect of Jupiter mutual funds, but must confirm the details of the transaction on Star Compliance and upload a copy of the contract note within 14 calendar days of execution.

iii)	IPOs / Secondary / Private / Limited Offerings

Employees requesting approval through Star Compliance to partake in an IPO, secondary, private or limited offering must indicate on the trade request form that it relates to such an offering.

Participation by Employees in Fund Management in public offerings of funds registered for sale in Hong Kong may be subject to local regulatory restrictions. Corporate Risk and Compliance Advisory should be consulted for guidance.

iv)	Automatic Investment Plans

Employees seeking prior approval through Star Compliance to make regular investments in an automatic investment plan must indicate that they are doing so on the trade request form. Further approval is only required if there is an amendment to the timing or value of the contribution, or if the Employee has stopped contributing for a period and wishes to re-invest.

Employees making regular investments in an automatic investment plan are permitted to update their holdings at year end as part of the annual holdings report detailed at 3.9(ii), so long as contract notes are provided. Please note that from quarter end December 2022, this will need to be updated at the end of each quarter.

' Or equivalent currency

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v)	Employees of Jupiter Asset Management US LLC

Employees of Jupiter Asset Management US LLC must obtain approval from NZS Capital LLC's ("NZS") Chief Compliance Officer if they are seeking approval to trade a Reportable Security within the investment universe of NZS. Corporate Risk and Compliance Advisory must be copied into this e-mail. If NZS' Chief Compliance Officer grants approval, the Employee must then request approval on Star Compliance in accordance with 3.7(i).

3.8. Trading in Shares of JFM plc.

i)	JFM plc. Dealing Code

In addition to the requirements under this section, Employees who are PDMRs or Jupiter Restricted Persons, must comply with their obligations under the JFM plc. Dealing Code. Any queries in this regard should be directed to the Company Secretarial Team.

ii)	Trading through broker account or certificated shares

Employees must obtain prior approval through Star Compliance to trade shares in JFM plc. either in certificated form or through a broker account.

iii)	Jupiter Share Incentive Plan

Employees must obtain prior approval through Star Compliance before instructing the sale of JFM plc. Shares through Shareworks' online portal.

iv)	Jupiter Sharesave Scheme

If Employees exercise options in JFM plc. shares and simultaneously sell them via Shareworks' online portal, the transaction will be administered by the HR Reward Team. Employees do not need to obtain prior approval through Star Compliance.

If Employees exercise options and choose to retain the shares in either the vested share account, certificated form or by way of a transfer to a personal brokerage account, he/she must update their position on Star Compliance within 14 calendar days of quarter end. When an Employee subsequently sells the shares, he/she must obtain prior approval through Star Compliance.

v)	Deferred Awards, Short Term Deferred Awards, LTIP

If Employees exercise options in JFM plc. shares and simultaneously sell them via Shareworks' online portal, the transaction will be administered by the HR Reward Team. Employees do not need to obtain prior approval through Star Compliance.

If Employees exercise options and choose to retain the shares in either the vested share account, certificated form or by way of a transfer to a personal brokerage account, he/she must update their position on Star Compliance within 14 calendar days of quarter end. When an Employee subsequently sells the shares, he/she must obtain prior approval through Star Compliance.

3.9. Initial, Quarterly and Annual Reports

i)	Initial Holdings Report

Employees must complete an Initial Securities Account and Holdings Report through Star Compliance within ten calendar days from the commencement of employment which includes:

Securities Accounts	The existence of all accounts which contain any securities where the employee have beneficial interest Beneficial interest means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities,

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This includes any brokerage, advisory or discretionary accounts regardless of whether they hold Reportable Securities.

All holdings in Reportable Securities must be disclosed whether they are held in a Securities Account or in certificated form.

Reportable Securities	Employees do not need to disclose holdings in Reportable Securities if they are held in a discretionary account and the individual has no direct or indirect influence or control over them. The existence of the discretionary account does however need to be disclosed (see "Securities Accounts" above).

Employees disclosing their initial holdings and accounts by setting up a live feed between Hargreaves Lansdown and Star Compliance, must confirm the feed has been established with Corporate Risk and Compliance Advisory within the deadline for completing the Initial Holdings Report. If the feed is not established within that timeframe, Employees must manually upload their holdings to Star Compliance.

II) Quarterly - Effective as at quarter end December 2022 for all staff:

Employees must complete quarterly transaction reports through Star Compliance no later than 30 days after the end of a calendar quarter. The reports must include the following information:

(A) With respect to any transaction during the quarter in a Reportable Security in which the employee had any direct or indirect beneficial ownership:

(1) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security;

(2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3) The price of the Reportable Security at which the transaction was effected;

(4) The name of the broker, dealer or bank with or through which the transaction was effected; and

(5) The date that the report is submitted by the Employee.

(B) With respect to any account established by an Employee in which any securities were held during the quarter for the direct or indirect benefit of the Employee:

(1) The name of the broker, dealer or bank with whom the Employee established the account;

(2) The date the account was established; and

(3) The date that the report is submitted by the Employee.

III) Annual Holdings Report

Employees must complete an Annual Holdings Report on Star Compliance to confirm it contains an accurate record of all Securities Accounts, as well as all holdings in Reportable Securities.

3.10. New Securities Accounts

Employees must disclose new Securities Accounts through Star Compliance within ten calendar days of opening the account and prior to any trading through that account.

Corporate Risk and Compliance Advisory may review new discretionary accounts to ensure the individual has no direct or indirect influence or control over the account and can therefore properly exempt them from the requirement to disclose any Reportable Securities contained within. In making this determination, Employees may be asked to provide supporting documentation, such as a copy of the discretionary account management agreement and/or a written certification from the IFA, wealth manager or similar.

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3.11.	Changes to Securities Accounts

Employees must promptly update Star Compliance of any changes to Securities Account details or the termination of a Securities Account.

3.12.	Parental Leave

Employees must comply in full with the personal account dealing rules during a period of maternity, paternity or adoption leave, unless an exception has been agreed with Corporate Risk and Compliance Advisory.

4.	Gifts and Hospitality

4.1. Introduction

The offer and receipt of gifts and hospitality in the course of employment can create conflicts of interest and have the potential to impair an Employee's business judgement. Jupiter holds itself to high ethical standards and strictly prohibits the offer and receipt of anything of value that is designed to improperly influence an individual.

Jupiter only permits the provision and receipt of gifts and hospitality, in connection with the provision of investment services to clients, in circumstances that:

1)	are capable of enhancing the quality of services provided to clients;

2)	are of a scale and nature that could not be judged to impair the firm's compliance with its duty to act, honestly, fairly and professionally in the best interests of clients;

3)	are reasonable, proportionate and of a scale that is unlikely to influence the Employee's behaviour in a way that is detrimental to clients' interests; and

4)	consists of either participation in conferences, seminars and other training events connected with an investment service or hospitality of a reasonable de minimis value, such as food and drink during a business meeting or a conference, seminar or other training event connected with an investment service.

4.2. Guidance and Thresholds

i)	Guidance

■	Hospitality must be of a reasonable value, such as food and drink during a business meeting, conference, seminar or other training event.

■	Gifts and hospitality must not be excessive, lavish, frequent, or reflect unfavorably on Jupiter or its clients;

■	Valuations for gifts and hospitality must be disclosed on a fair market value basis;

■	Hospitality is only permitted if both parties are in attendance;

■	Offers by third parties of cash or cash equivalent must be refused and notified to Corporate Risk and Compliance Advisory.

ii)	Thresholds

The thresholds are set out at Appendix Band should be read in conjunction with the following:

Gifts and hospitality connected to investment management services

Employees are subject to more stringent thresholds when they offer or receive gifts and hospitality if the relationship between the Employee and third party is connected to Jupiter providing investment management services to clients. This would include, for example, a fund manager or trader attending dinner with a broker. Similarly, it would include an Employee in Distribution providing hospitality to an I FA.

Gifts and hospitality not connected to investment management services

Where an Employee and a third party's relationship is not connected to Jupiter's provision of investment services to clients, Jupiter may, at the discretion of Corporate Risk and Compliance Advisory, and on an exceptions only

For internal use only.

basis, afford more flexibility in approving gifts and hospitality. This could include, for example, an IT service provider offering hospitality to an Employee in Technology. However, approval will not be granted for anything excessive or frequent and will be scrutinised by Corporate Risk and Compliance Advisory for any impropriety or bribery concerns. All gifts and hospitality provided or received must continue to be reasonable in the context of a business relationship.

4.3. US Specific Rules

Registered Representatives of Foreside Fund Services LLC ("Foreside")

Employees who have been appointed as Registered Representatives of Foreside must additionally comply with the gifts and entertainment rules detailed in Foreside's Compliance Manual and Supervisory Procedures. They must additionally log all gifts and hospitality provided (as well as received) on Star Compliance in addition to any internal claim made through the Finance Department.

ERISA Plan Fiduciaries, State and Local Penson Officials, Union Officials

Employees are prohibited from offering gifts or hospitality to ERISA Plan Fiduciaries, State and Local Pension Officials and Union Officials. It is incumbent on Employees to check that an individual does not fall within one of these categories before offering gifts or hospitality in accordance with the Code.

4.4. APAC Specific Rules

Employees based in Hong Kong and Singapore are subject to separate rules based on local requirements in respect of gifts and hospitality, which are detailed in the APAC Compliance Procedures Manual.

4.5. The Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act ("FCPA") prohibits the direct or indirect giving of, or a promise to give, "things of value" in order to corruptly obtain a business benefit from an officer, Employee, or other "instrumentality" of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an "instrumentality" of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be "instrumentalities" of a foreign government.

Employees are prohibited from providing gifts or hospitality to any entity that might be subject to the FCPA. For the avoidance of doubt, Employees are similarly prohibited from providing gifts or hospitality to any public official or Politically Exposed Person.

Civil and criminal penalties for violating the FCPA can be severe. Employees must comply with the spirit and the letter of the FCPA at all times.

5.	Outside Business Interests

5.1. Introduction

Outside business interests ("OBIs") can give rise to a conflict of interest if they are inconsistent with Jupiter's interests or where the activity could affect an Employee's ability to perform his/her day-to-day responsibilities at Jupiter.

5.2. Approval

OBIs include the following activities regardless of whether an Employee receives remuneration: i) acting as a director, officer, partner, trustee or Employee of any business, corporation, partnership or charity; ii) participation in any outside business or venture; iii) any time commitment that would prevent an Employee from performing his/her duties for Jupiter; iv) making investment decisions on behalf of third parties (except Jupiter clients) other than as reported pursuant to the personal account dealing rules at section 3 above;

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v) holding an elected or appointed political, governmental or civil service office/position.

Employees proposing to take up an OBI must first discuss the matter with their line manager. If the Employee's line manager is supportive, the Employee must obtain prior approval to commence the activity by submitting a request through Star Compliance.

New Employees are required to disclose existing OBIs as part of the New Joiner Certification on Star Compliance.

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6.	Political Contributions

6.1. Introduction

Individuals may, from time-to-time, want to donate money in order to support candidates or political parties for public office. However, If Jupiter or its Employees make US political contributions, the "pay-to-play" laws have the potential to prevent Jupiter from managing assets for government-related clients or investors. Further, failure to comply with this prohibition could result in Jupiter violating the U.S. pay-to-play rules.

6.2. Prohibited U.S. Contributions

To avoid Jupiter being placed in a position where it is unable to do business with government-related clients and investors, its Employees are prohibited from making any political contributions to all federal, state, city and local government officials, candidates, political action committees, and political parties in the US.

The restrictions on Jupiter being able to conduct business with government-related clients can also be triggered if new Employees have made relevant US political contributions up to two years prior to joining Jupiter. For this reason, all new Employees must inform Corporate Risk and Compliance Advisory if they have made any US political contributions in the past two years.

If an Employee is associated with an outside business, such as by serving as an officer or director, the Employee must recuse him/herself from any decisions regarding that entity's US related political contributions and inform Corporate Risk and Compliance Advisory.

The US rules in respect of political contributions define "contributions" to include gifts, loans, the payment of debts, and the provision of any other thing of value. Employees must be mindful of the breadth of this definition.

Jupiter does not make US political contributions.

6.3. Permitted Contributions

Employees are permitted to make political contributions so long as they are not prohibited by section 6.2 and they are made in accordance with the ethical principles underpinning the Code. Employees must use good judgment in connection with all political contributions and should consult with Corporate Risk and Compliance Advisory if they have any questions.

7.	Charitable Donations

Employees are prohibited from donating to charities personally or on behalf of Jupiter at the request of a client or investor without the approval of Corporate Risk and Compliance Advisory.

Employees are strictly prohibited from donating to charities with the intention of influencing the charity to become a client or investor of Jupiter.

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8.	Additional Information

8.1. Star Compliance

Jupiter uses Star Compliance to administer certain compliance tasks as detailed throughout the Code. Employees can access Star Compliance from Jupiter's Intranet homepage. Any questions regarding Star Compliance should be directed to Corporate Risk and Compliance Advisory.

8.2. Relevant Law / Regulation

■	Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments and amending Director 2002/92/EC and Directive 2011/61/EU;

■	Rule 204A-1 of the Investment Advisers Act 1940;

■	Rule 206(4)-5 of the Investment Advisers Act 1940.

■	Rule 17j-1 of the Investment Company Act of 1940

8.3. Non-Compliance - Sanctions/Penalties

Consequences of non-compliance with the Code may result in disciplinary action including termination of employment. Violations of the Code may warrant sanctions including, but not limited to, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of warning, reporting to the Employee's supervisor, suspending personal trading rights, making a civil or criminal referral to an appropriate regulator, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory, or criminal sanctions.

8.4. Breach Guidance

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code or applicable laws to Corporate Risk and Compliance Advisory. Violations of the Code will be reported to the CCO by Corporate Risk and Compliance Advisory.

An Employee's identification of a material compliance issue will be viewed favourably by Jupiter's senior executives. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify the CCO or a member of Jupiter's Executive Committee directly.

For the avoidance of doubt, nothing in this manual prohibits Employees from reporting potential violations of law or regulation to any governmental agency or entity, including but not limited to the, FCA, CSSF, CBI, US Department of Justice, the SEC, or any agency's inspector general, or from making other disclosures that are protected under the whistleblower provisions of US federal law or regulation. Employees do not need prior authorization from their supervisor, Corporate Risk and Compliance Advisory, the CCO, or any other person or entity affiliated with Jupiter to make any such reports or disclosures and do not need to notify Jupiter that they have made such reports or disclosures. Additionally, nothing in this manual prohibits Employees from recovering an award pursuant to a whistleblower program of a US government agency or entity.

8.5. Internal/External Publication

The Code is published on Jupiter's intranet and is not for external distribution unless authorised by Corporate Risk and Compliance Advisory.

9.	Glossary/ Definitions

CCO	Chief Compliance Officer of Jupiter Asset Management Limited and Jupiter Asset Management US LLC, namely Veronica Lazenby.
Code of Ethics / The Code	Code of Ethics established pursuant to SEC Rule 204A-1.

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For internal use only.

Corporate Risk and Compliance Advisory	Jupiter's London-based Corporate Risk and Compliance Advisory Team.
Employees	Employees, Officers and Executive Directors of Jupiter and any individual the CCO may, from time to-time, deem subject to the Code.
Group	The Jupiter Fund Management Group
JFM plc.	Jupiter Fund Management plc.
Jupiter	The Jupiter Fund Management Group
NZS	NZS Capital LLC
PDMR	Person Discharging Managerial Responsibilities
Reportable Securities	Securities or financial instrument subject to Jupiter's personal account dealing rules as detailed at 3.3(i) of the Code.
Securities Account	All securities accounts which contain any securities that are held for the Employees direct or indirect benefit as detailed at 3.9(i) of the Code.

JUPITER
For internal use only.

Appendix A       Jupiter Sub-Advised Mutual Funds

Alliance Trust plc.

Architas Multi-Manager Global Fund Unit Trust

Barclays UK Alpha Fund

Barclays UK Equity Income Series 1 Fund

Barclays UK Equity Income Series 2 Fund

Barclays UK Lower Cap Fund

Blackrock Solutions Funds Icav - Coutts Actively Managed UK Equity Fund

Emirates Active Managed Fund

Emirates Balanced Managed Fund

Emirates Emerging Market Equity Fund

Emirates Global Quarterly Income Fund

Fineco - Jupiter Flexible Income Fam Fund

Hargreaves Lansdown Multi-Manager Equity & Bond Trust

Hargreaves Lansdown Multi-Manager Income & Growth Trust

Hargreaves Lansdown Balanced Managed Trust

Hargreaves Lansdown Multi-Manager UK Growth

Hargreaves Lansdown Multi-Manager Special Situations Trust

Mediolanum Challenge Technology Equity Fund

MI Select UK Equity Income Fund

Old Mutual Global Equity Fund Omnis

Income And Growth

Quitter Investors Emerging Markets Equity Fund

Quitter Investors Equity 1 Fund A

Quitter Investors Global Dynamic Equity Fund

Quitter Investors UK Equity Fund

Quitter Investors UK Equity Income Fund

SEI Global Select Equity Fund SEI

Global Equity Fund

SEI Fundamental UK Equity Fund

SEI UK Equity Fund

Sun Life Financial Services Green Fund

JUPITER
For internal use only.

Sun Life Green Pension Fund

SWIP Multi-Manager UK Equity Focus Fund

Appendix B        Gifts & Hospitality Thresholds

Relationship Between Employee	Received / Gifts		Entertainment
Offered and Third Party
Connected investment management services	Received		Prohibited, save for branded conference Approval must be obtained via Star materials and similar business focused items Compliance. with a value of up to £10 (USD 15). Only hospitality that demonstrably enhances
Such items do not need to be disclosed on Star the quality of service that Jupiter provides to its
	to	Compliance.	clients is permitted.
Guidance Limit: £75 (USD 100) per head.
If the value of the event is below £15 (USD 20) per head it does not need to be disclosed.
	Offered		Refer to the relevant section in the Jupiter Travel and Expenses Policy.
Such items do not need to be disclosed on Star Compliance.
Employees within Global Distribution are additionally referred to the Department's hospitality guidelines.
Not connected to investment management services			Received Approval must be obtained via Star Approval must be obtained via Star
	Compliance.		Compliance.
Branded conference materials and similar If the value of the event is below £15 (USD 20) business focused items with a value of up to per head it does not need to be disclosed. £10 (USD 15) do not need to be disclosed on Star Compliance.
Offered Refer to the relevant section in the Jupiter Travel and Expenses Policy. Such items do not need to be disclosed on Star Compliance.

JUPITER
For internal use only.

Appendix C        Iteration Log

Version	Date	Author	Description	Approver
1	5 February 2021	Chris Fincham	Draft
2	30 April 2021	Chris Fincham	Draft post RP, DB, VL comments.
3	6 May 2021	Chris Fincham	Draft Post further comments from DB, RP, VL.
4	7 June 2021	Chris Fincham	Initial Publication	Veronica Lazenby
5	25 October 2021	Chris Fincham	Clarifying Update	Veronica Lazenby
6	18 August 2022	Anne Campbell	Incorporating 1940 Act
7	24 August 2022	Katie Carter	Further incorporating 1940 Act

JUPITER
For internal use only.